EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to us under the caption “Experts” in this Registration Statement on Form SB-2 and related Prospectus of Charys Holding Company, Inc. and to the incorporation of our reports dated July 28, 2006 on the financial statements of Crochet & Borel Services, Inc. appearing in the Prospectus, which is part of this Registration Statement.

DAVIS COMPANY
/s/ Davis Company

Beaumont, Texas
October 9, 2006